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Pricing Supplement No. 5 Dated September 13, 1995
(To Prospectus and Prospectus Supplement dated May 4, 1994)

                                                        Rule 424(b)(3)
                                                    Registration Statement
                                                         No. 33-53101

                             U.S. $6,000,000,000
                          FORD MOTOR CREDIT COMPANY

                 Euro Medium-Term Notes Due from 9 Months to
                         30 Years from Date of Issue


     Ford Motor Credit Company has designated Japanese Yen 20,000,000,000, aggregate principal amount of its Euro Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having the specific terms set forth below. CS First Boston Limited has agreed to purchase the Notes at a price of 100% of the principal amount for resale at an initial public offering price of 100% of the principal amount. After the initial public offering, the public offering price may be changed. See the accompanying Prospectus and Prospectus Supplement for further information regarding the Notes described in this Pricing Supplement.

Issue Date:  October 5, 1995

Principal Amount:  Japanese Yen 20,000,000,000

Maturity Date:  October 5, 2000

Minimum Purchase Amount: Japanese Yen 100,000,000 and integral multiples thereof.

Interest Rate and Payment: The Notes will bear interest from October 5, 1995, at the rate of 2.29% per annum, payable annually on October 5 during the period commencing with October 5, 1996 and ending with October 5, 1999 and on the Maturity Date.


                           CS FIRST BOSTON LIMITED